Exhibit 5.2

Faegre Baker Daniels LLP

600 East 96th Street Suite 600

Indianapolis Indiana 46240-3789

Phone +1 317 569 9600

Fax +1 317 569 4800

May 12, 2015

Anthem, Inc.

120 Monument Circle

Indianapolis, Indiana 46204

Ladies and Gentlemen:

We have acted as Indiana counsel for Anthem, Inc., an Indiana corporation (the “Company”), in connection with the proposed issuance by the Company of 25,000,000 Equity Units, initially consisting of Corporate Units (the “Units”) pursuant to the Company’s automatic shelf registration statement on Form S-3 (No. 333-200749) filed with the Securities and Exchange Commission (the “Commission”) on December 5, 2014 and amended by Post-Effective Amendment No. 1 to the Registration Statement filed with the Commission on April 29, 2015 (as amended, the “Registration Statement”). Each Unit is comprised of (i) a purchase contract (each, a “Purchase Contract”) obligating the holder to purchase from the Company a certain number of shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), and (ii) a 1/20, or 5%, undivided ownership in $1,000 principal amount of the Company’s 1.90% Remarketable Subordinated Notes due 2028 (the “Notes”). The aggregate maximum number of shares of Common Stock issuable pursuant to the Purchase Contracts comprising a part of the Units, based on the Settlement Rate in effect on the date hereof, is herein referred to as the “Underlying Shares of Common Stock.” The “Settlement Rate” is as defined in the Purchase Contract and Pledge Agreement, dated as of May 12, 2015 (the “Purchase Contract and Pledge Agreement”), between the Company and The Bank of New York Mellon Trust Company, N.A., as purchase contract agent.

In that capacity and for purposes of this opinion letter, we have reviewed:

(a) The Registration Statement and the Prospectus constituting a part thereof, dated April 29, 2015, relating to the issuance from time to time of debt and equity securities of the Company pursuant to Rule 415 promulgated under the Securities Act of 1933, as amended (the “1933 Act”);

(b) The Prospectus Supplement, dated May 6, 2015, to the above-mentioned Prospectus relating to the Units and filed with the Commission pursuant to Rule 424 promulgated under the 1933 Act (the “Prospectus Supplement”);

(c) The Indenture, dated as of May 12, 2015, between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”);

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(d) The First Supplemental Indenture, dated as of May 12, 2015, between the Company and the Trustee, including the form of Notes attached thereto;

(e) The Underwriting Agreement, dated as of May 6, 2015, among the Company, Credit Suisse Securities (USA) LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated;

(f) The Purchase Contract and Pledge Agreement, including the form of certificates evidencing the Units attached thereto;

(g) The Amended and Restated Articles of Incorporation of the Company, as amended and the By-Laws of the Company, as amended; and

(h) Certain resolutions adopted by the Board of Directors of the Company.

For purposes of this opinion letter, we have also examined originals or copies, identified to our satisfaction, of such other documents, corporate records, instruments and other relevant materials as we deemed advisable and have made such examination of statutes and decisions and reviewed such questions of law as we have considered necessary or appropriate. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies and the authenticity of the originals of such copies. As to facts material to this opinion letter, we have relied upon certificates, statements or representations of public officials, of officers and representatives of the Company and of others, without any independent verification thereof.

This opinion letter is based as to matters of law solely on the applicable provisions of the laws of the State of Indiana (but not including any laws, statutes, ordinances, administrative decisions, rules or regulations of any political subdivision below the state level), as currently in effect. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations (and in particular, we express no opinion as to any effect that such other laws, statutes, ordinances, rules, or regulations may have on the opinion expressed herein).

On the basis of and subject to the foregoing, we are of the opinion that:

(1) The Company is a corporation validly existing under the laws of the State of Indiana.

(2) The Company has the corporate power under Indiana law to execute and deliver the Notes, and the Notes have been duly authorized by the Company.

(3) The Company has the corporate power under Indiana law to execute and deliver the certificates evidencing the Units, and the Units and the Purchase Contracts comprising a part of the Units have been duly authorized by the Company.

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(4) When (a) the Underlying Shares of Common Stock have been issued and sold in accordance with the terms of the Purchase Contract and Pledge Agreement and the Purchase Contracts and have been duly registered with the Company’s transfer agent and registrar, and (b) the Company has received the consideration provided for in the Purchase Contract and Pledge Agreement and the Purchase Contracts, the Underlying Shares of Common Stock issued upon settlement of the Purchase Contracts will be validly issued, fully paid and non-assessable.

This opinion letter has been prepared for use in connection with the filing by the Company of a Current Report on Form 8-K on the date hereof, which Form 8-K will be incorporated by reference into the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this letter.

We consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K to be filed by the Company and to the reference to us under the heading “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the 1933 Act or the rules or regulations of the Commission thereunder. We hereby authorize Hogan Lovells US LLP to rely upon this opinion as if it had been addressed to them.

Very truly yours, FAEGRE BAKER DANIELS LLP

By:	/s/ Janelle Blankenship
Janelle Blankenship, Partner